Exhibit 99.1
FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted: October 27, 2010	Contact:	Samuel G. Stone
NASDAQ Symbol: FBMI		Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2010 RESULTS

Highlights Include:

·
Net income available to common shareholders of $911,000 in the third quarter of 2010 increased 13.4% compared to $804,000 in the third quarter of 2009, as net income increased to $1,324,000 from $1,217,000

·	Earnings per share equaled $0.12 for the third quarter of 2010, up from $0.07 per share in the second quarter of 2010 and $0.10 in the third quarter of 2009
·	Provision expense of $3.1 million and net charge-offs of $2.9 million in the third quarter of 2010 increased from $2.8 million and $2.7 million respectively in the third quarter of 2009
·	Ratio of the allowance for loan losses to loans strengthened to 1.97% at September 30, 2010, compared to 1.70% at December 31, 2009, and 1.49% at September 30,2009
·	Gain on sale of mortgages surged in the third quarter to $2,054,000, 86% above the year-ago level
·	Loan portfolio continued to shrink due to economic conditions and lack of demand
·	Equity ratios remained strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $1,324,000 for the third quarter of 2010, compared to $1,217,000 for the third quarter of 2009, with net income available to common shareholders of $911,000 in the third quarter of 2010 increasing 13.4% compared to $804,000 in the third quarter of 2009. Earnings per share were $0.12 in the third quarter of 2010 compared to $0.10 in the third quarter of 2009. Returns on average assets and average equity for the third quarter of 2010 were 0.34% and 3.4%, respectively, compared to 0.33% and 3.2% respectively in the third quarter of 2009.

Earnings per share were $0.22 in both the first nine months of 2010 and the first nine months of 2009. For the nine months of 2010, net income of $2,920,000 was 4.6% higher than in the first nine months of 2009, although net income available to common was virtually flat at $1,682,000 in the first nine months of 2010 versus $1,691,000 for the same period in 2009. Provision expense of $8,623,000 in the first nine months of 2010 exceeded net charge-offs of $7,011,000, and the provision expense was 11% lower than in the first nine months of 2009.

Gain on sale of mortgages surged in the third quarter of 2010 as low interest rates on mortgages rekindled refinance activity. Mortgage gains had been strong in 2009, but both refinance and purchase money mortgage business were very slow in the first quarter of 2010, when gain on sale of mortgage loans totaled only $370,000. However, the second quarter of 2010 saw some improvement to $726,000 and in the third quarter of 2010 mortgage gains rose to $2,054,000, 86% above the year-ago third quarter level. In spite of this improvement in the second and third quarters of 2010, for the first nine months of 2010, mortgage gains were 52% lower than in the first nine months of 2009.

The category of other non-interest income in the third quarter of 2010 showed decreases from both the second quarter of 2010 and from the third quarter of 2009. The $250,000 decline in the third quarter of 2010 compared to the second quarter of 2010 is almost entirely explained by the level of gain on sale of other real estate owned, which went from a positive $46,000 in the second quarter to a negative (loss) of $196,000 in the third quarter. Comparisons of other non-interest income in the third quarter of 2010 to the year-ago third quarter were also impacted by the absence of 1st Armored and 1st Title in the consolidated results and other factors all having negligible impact on earnings.

Ongoing FDIC insurance expense, provision expense, and other credit and collection expense continue at elevated levels. Provision expense in the third quarter of 2010 was $3,066,000, identical to the amount in the second quarter of 2010 and 8.7% higher than in the third quarter of 2009. The provision expense of $3,066,000 in the third quarter of 2010 exceeded net charge-offs in the quarter of $2,928,000 as management continued to build the level of reserves for loan losses. Also, third quarter 2010 federal income tax expense was increased by $425,000 due to the write-off of a deferred tax asset associated with an investment loss reported in prior periods.

Expense control efforts continued. Comparing the third quarter of 2010 with the third quarter of 2009, salaries and employee benefits expense decreased 8.1% and occupancy and equipment expense declined 9.9%. The category of other non-interest expense increased approximately 8% when compared to either the prior quarter or the year-ago quarter, with the increases primarily attributable to costs of managing and writing down other real estate, legal and other expenses associated with managing the loan portfolio, and expenses associated with the increased mortgage volume. The sale of 1st Armored in the first quarter of 2010, while having little impact on net income, also helped to reduce expenses compared to prior periods.

Firstbank’s net interest margin was 3.89% in the third quarter of 2010 compared to 3.82% in the second quarter of 2010 and 3.95% in the third quarter of 2009. Firstbank’s affiliate banks are paying off higher rate Federal Home Loan Bank advances upon their maturities, helping to reduce funding costs. FHLB advances and notes payable declined by $13 million in the third quarter of 2010 and were $40 million lower than the year-ago balance. Core deposits have increased, providing a lower cost source of funding. Core deposits increased 1.3% in the third quarter of 2010 and were 11.0% above the year-ago level. Also, strategies employed during 2009 and throughout 2010 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in the improvement in margin. The improvement in margin helped net interest income in the third quarter of 2010 increase 3.4% compared to the second quarter of 2010 and increase 4.0% from the third quarter of 2009.

Mr. Sullivan stated, “We were pleased to see the reassuring positive signs in the third quarter of increasing net interest margin, continued momentum in our branches toward building core deposit funding, strong mortgage origination and refinance activity, and effective control of expenses across the board other than those expenses driven by credit management and collection issues. The continuing high level of net charge-offs, while not as problematic in our earnings as at many other banks in Michigan and around the country, is something we look forward to getting behind us, hopefully in the near future. In spite of the level of net charge-offs, we continued to build reserves, getting close to the two percent of loans level, by setting aside provision expense in excess of net charge-offs. Our detailed analysis of the loan portfolio indicates that the level of reserves is both adequate and appropriate.

“Longer term, we are confident that the costs of managing difficult credits will come down, and we know that we will have some additional roll-off of higher cost funding, both factors helping to improve earnings. However, running counter to these favorable trends is the difficult environment for generating income from earning assets. The current situation of weak loan demand from high quality borrowers and very low rates of return on high quality investment securities will continue to be a challenge for our company and our industry until economic conditions and confidence improve in Michigan and nationally.

“During the third quarter we commissioned an annual update of the third-party-expert valuation of goodwill on our balance sheet, to test for impairment. That valuation, which assures the proper application of accounting rules and principles, indicates that the amount of goodwill on our books is not considered impaired and requires no charge to earnings. As a result, we continue to show a book value per share of $15.01 at September 30, 2010, which is substantially above tangible book value per share of $10.20.

“Our people continue to perform extraordinarily well and continue to bolster our reputation with our customers and in our communities. We continue to invest selectively in opportunities for growth and market position, as evidenced by a new replacement branch facility opened in DeWitt in the third quarter, a new replacement branch facility under construction in Mt. Pleasant, and a new branch location and facility approved to be constructed in Cadillac. Our three-year old branch in Paw Paw continues to be an outstanding performer.”

Total assets of Firstbank Corporation at September 30, 2010, were $1.478 billion, an increase of 3.4% over the year-ago period. Total portfolio loans of $1.052 billion were 6.5% below the year-ago level. Commercial and commercial real estate loans decreased 6.4% over this twelve month period, and real estate construction loans decreased 10.7%. Residential mortgage and consumer loans also decreased. The strong mortgage refinance activity in 2009 and the second and third quarters of 2010 resulted in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of September 30, 2010, were $1.172 billion, compared to $1.074 billion at September 30, 2009, an increase of 9.2%. Core deposits increased $77 million or 11.0% over the year-ago level.

At September 30, 2010, the ratio of the allowance for loan losses to loans increased to 1.97%, compared to 1.70% at December 31, 2009, and 1.49% at September 30, 2009. The ratio of allowance for loan loss to non-performing loans stood at 59% on September 30, 2010, compared to 47% at December 31, 2009, and 56% at September 30, 2009.

Net charge-offs were $2,928,000 in the third quarter of 2010, compared to $2,599,000 in the second quarter of 2010 and $2,696,000 in the third quarter of 2009. In the third quarter of 2010, net charge-offs annualized represented 1.10% of average loans. For the first nine months of 2010, net charge-offs annualized represented 0.88% of average loans, the same level as in the first nine months of 2009. The ratio of non-performing loans (including loans past due over 90 days) to loans stood at 3.36% on September 30, 2010, improved from 3.44% on June 30, 2010 and 3.66% as of December 31, 2009.

Total shareholders equity was slightly higher at September 30, 2010, compared to both the levels at December 31, 2009, and September 30, 2009. The ratio of average equity to average assets was 9.8% in both the second and third quarters of 2010, compared to 10.3% in the third quarter of 2009. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of restructured loans, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30	Jun 30	Dec 31	Sep 30
	2010	2010	2009	2009
ASSETS

Cash and cash equivalents:
Cash and due from banks	$25,791	$25,752	$27,254	$25,077
Short term investments	68,657	49,154	80,111	34,747
Total cash and cash equivalents	94,448	74,906	107,365	59,824

Securities available for sale	242,971	231,204	159,758	148,628
Federal Home Loan Bank stock	9,084	9,084	9,084	9,084
Loans:
Loans held for sale	1,932	108	578	2,627
Portfolio loans:
Commercial	169,652	182,773	192,096	188,306
Commercial real estate	374,866	381,216	397,862	393,555
Residential mortgage	367,617	374,901	376,683	385,530
Real estate construction	76,255	78,694	85,229	85,383
Consumer	63,455	65,127	69,736	71,943
Total portfolio loans	1,051,845	1,082,711	1,121,607	1,124,717
Less allowance for loan losses	(20,725)	(20,588)	(19,114)	(16,793)
Net portfolio loans	1,031,120	1,062,123	1,102,493	1,107,924

Premises and equipment, net	24,846	24,662	25,437	25,704
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	1,937	2,520	2,940	3,157
Other assets	35,989	36,491	39,187	37,349
TOTAL ASSETS	$1,477,840	$1,476,611	$1,482,356	$1,429,810

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$172,416	$164,475	$164,333	$150,878
Interest bearing accounts:
Demand	284,520	261,888	255,414	247,631
Savings	202,816	197,208	174,114	165,784
Time	501,059	522,205	532,370	481,360
Wholesale CD's	11,440	16,452	22,832	28,028
Total deposits	1,172,251	1,162,228	1,149,063	1,073,681

Securities sold under agreements to
repurchase and overnight borrowings	39,617	36,601	39,409	44,914
FHLB Advances and notes payable	72,100	85,110	100,263	112,303
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	8,173	8,382	10,657	13,672
Total liabilities	1,328,225	1,328,405	1,335,476	1,280,654

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,756	32,748	32,734	32,707
Common stock; 20,000,000 shares authorized	115,132	115,034	114,773	114,525
Retained earnings	(57)	(891)	(1,225)	87
Accumulated other comprehensive income/(loss)	1,784	1,315	598	1,837
Total shareholders' equity	149,615	148,206	146,880	149,156
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,477,840	$1,476,611	$1,482,356	$1,429,810

Common stock shares issued and outstanding	7,786,405	7,771,105	7,730,241	7,704,796
Principal Balance of Loans Serviced for Others ($mil)	$605.2	$599.0	$602.1	$589.3

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.36%	3.44%	3.66%	2.69%
Non-Perf. Loans + OREO / Loans (a) + OREO	4.18%	4.31%	4.29%	3.59%
Non-Performing Assets / Total Assets	3.00%	3.19%	3.27%	2.85%
Allowance for Loan Loss as a % of Loans (a)	1.97%	1.90%	1.70%	1.49%
Allowance / Non-Performing Loans	59%	55%	47%	56%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,065,850	$1,090,129	$1,124,361	$1,123,737
Total Earning Assets	1,358,914	1,349,637	1,318,027	1,294,116
Total Shareholders' Equity	147,273	146,437	147,730	147,468
Total Assets	1,497,943	1,487,801	1,455,351	1,429,150
Diluted Shares Outstanding	7,776,438	7,757,387	7,712,814	7,677,619

(a) Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:
	Sep 30	Jun 30	Sep 30	Sep 30	Sep 30
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$16,869	$16,993	$17,748	$50,883	$52,876
Investment securities
Taxable	1,032	910	651	2,658	2,045
Exempt from federal income tax	268	272	320	849	973
Short term investments	52	50	44	155	97
Total interest income	18,221	18,225	18,763	54,545	55,991

Interest expense:
Deposits	3,871	4,198	4,454	12,347	14,441
Notes payable and other borrowing	1,254	1,359	1,713	4,110	5,497
Total interest expense	5,125	5,557	6,167	16,457	19,938

Net interest income	13,096	12,668	12,596	38,088	36,053
Provision for loan losses	3,066	3,066	2,821	8,623	9,685
Net interest income after provision for loan losses	10,030	9,602	9,775	29,465	26,368

Noninterest income:
Gain on sale of mortgage loans	2,054	726	1,104	3,150	6,586
Service charges on deposit accounts	1,144	1,180	1,140	3,421	3,345
Gain (loss) on trading account securities	(10)	0	(57)	13	(170)
Gain (loss) on sale of AFS securities	1	(46)	(2)	10	298
Mortgage servicing	(98)	63	25	91	(518)
Other	192	442	765	1,227	1,759
Total noninterest income	3,283	2,365	2,975	7,912	11,300

Noninterest expense:
Salaries and employee benefits	5,186	5,249	5,641	15,895	16,822
Occupancy and equipment	1,361	1,369	1,510	4,220	4,766
Amortization of intangibles	191	210	228	611	718
FDIC insurance premium	525	485	448	1,555	1,974
Other	3,678	3,406	3,403	10,806	10,117
Total noninterest expense	10,941	10,719	11,230	33,087	34,397

Income before federal income taxes	2,372	1,248	1,520	4,290	3,271
Federal income taxes	1,048	311	303	1,370	479
Net Income	1,324	937	1,217	2,920	2,792
Preferred Stock Dividends	413	412	413	1,238	1,101
Net Income available to Common Shareholders	$911	$525	$804	$1,682	$1,691

Fully Tax Equivalent Net Interest Income	$13,274	$12,860	$12,814	$38,677	$36,714

Per Share Data:
Basic Earnings	$0.12	$0.07	$0.10	$0.22	$0.22
Diluted Earnings	$0.12	$0.07	$0.10	$0.22	$0.22
Dividends Paid	$0.01	$0.01	$0.10	$0.07	$0.30

Performance Ratios:
Return on Average Assets (a)	0.34%	0.26%	0.33%	0.27%	0.27%
Return on Average Equity (a)	3.4%	2.7%	3.2%	2.8%	2.7%
Net Interest Margin (FTE) (a)	3.89%	3.82%	3.95%	3.83%	3.79%
Book Value Per Share (b)	$15.01	$14.86	$15.11	$15.01	$15.11
Average Equity/Average Assets	9.8%	9.8%	10.3%	9.9%	10.1%
Net Charge-offs	$2,928	$2,599	$2,696	$7,011	$7,486
Net Charge-offs as a % of Average Loans (c)(a)	1.10%	0.95%	0.96%	0.88%	0.88%

(a) Annualized
(b) Period End				`
(c) Total loans less loans held for sale